Exhibit 99.1

Media Contact: Bill Martin - DIrector of Marketing, Grand Design RV (574-312-5215) - bmartin@granddesignrv.com

Grand Design RV Entering New Market

Middlebury, IN November 27, 2017 - GRAND DESIGN RECREATIONAL VEHICLE COMPANY expands product offering with the innovative new Transcend Travel Trailer. The product will be unveiled to Grand Design Dealers at the RVIA National Trade Show in Louisville starting this week.

“Grand Design is still a young player in the very large travel trailer market with our current 2 brands (Imagine and Reflection) clearly focused within the laminated product segments. As we continue to expand the breadth of our Grand Design model offerings, non-laminated (stick and tin) product is one of the largest market segments in the industry and accounts for nearly half of all travel trailers retail sold. Entering this market creates the opportunity for our dealers to offer a broader line of Grand Design travel trailers that appeal to a much wider range of retail customers”, stated Don Clark, President and CEO of Grand Design RV.

Micah Staley, General Manager for Reflection, Imagine and now Transcend stated, “Stick and tin travel trailers have traditionally been known as a high volume and low price market segment that accepts lower quality standards. We have designed Transcend to buck that trend with industry leading quality and innovative features that are in line with Grand Design’s mission of…We strive for nothing less than customers for life!”.

Transcend defies the “entry level” term with features like a power tongue jack, power awning and aluminum entry steps. On the inside, the Transcend features upgrades like leather sofas and cushions, upgraded bunk mats, seamless thermal-formed countertops and deep-seated stainless steel kitchen sink. An upgraded insulation package and standard 15,000 BTU air conditioner will help make this coach Extended Stay Approved.

Production of the Transcend will start in early spring with 1 floorplan offering. Grand Design broke ground earlier this year on 2 new production facilities, one of which will be dedicated to growing the all new Transcend product line. The first available floorplan will be a 32-foot bunkhouse that sleeps 10 and weighs in around 6,400 pounds. It will sell in the $20,000 to $30,000 price range.

Grand Design RV®, headquartered in Middlebury, Indiana, manufactures the market leading Reflection® Fifth Wheel and Travel Trailer, flagship Solitude® Extended Stay Fifth Wheel, luxury Momentum® Toy Hauler and lightweight Imagine® Travel Trailer product lines. Since its founding in 2012, Grand Design RV has become one of the fastest growing RV companies in history and is rated among the highest quality RV manufacturers. Grand Design RV is a wholly owned subsidiary of Winnebago Industries (NYSE: WGO).

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